Exhibit 99.1

Command Center Appoints Rimmy Malhotra to its Board of Directors

DENVER, Colorado – April 12, 2016 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, has appointed R. Rimmy Malhotra to its board of directors. The appointment increases the composition of the board from five members to six.

Presently, Mr. Malhotra serves as the managing member and portfolio manager for the Nicoya Fund LP, a private investment partnership. He earned an MBA in Finance from The Wharton School and a master's degree in International Relations from the University of Pennsylvania where he was a Lauder Fellow. Mr. Malhotra holds undergraduate degrees in Computer Science and Economics from Johns Hopkins University.

“We always look to add quality people to our organization, and Rimmy brings specific experience and knowledge to the board that will undoubtedly add value to the company and ultimately to our shareholders,” said Command Center president and CEO, Bubba Sandford. “Rimmy understands the goals we want to accomplish here at Command Center, and he will work with the other board members to provide sound guidance to management where appropriate. We plan to continue to grow profitably, seek quality acquisitions, and repurchase our stock when it is undervalued. Management and the board are committed to this strategy.”

Upon his appointment Mr. Malhotra commented, “I am delighted to be included in the future of Command Center. I believe they have done an admirable job turning the business around over the last three years. With the company’s healthy balance sheet and profitable operations, it is now appropriate to bring a stronger focus on capital allocation. Moving forward, I believe this will be crucial in driving value for all shareholders.”

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 59 field offices, the company provides employment annually for nearly 33,000 field team members working for 3,300 clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic downturn, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016, and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact
Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com